Exhibit 99.1
     News Release

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	DECEMBER 15, 2010
Equity LifeStyle Properties Updates Fourth Quarter 2010
Non-cash charge to write-off goodwill
CHICAGO, IL — DECEMBER 15, 2010 — Equity LifeStyle Properties, Inc. (NYSE:ELS) announced today that the Company will incur a non-cash charge related to the write-off of goodwill in the fourth quarter of 2010 of approximately $3.6 million, or $0.10 per share. The goodwill was recorded in connection with the Company’s August 2009 acquisition of a small Florida internet and media based advertising business. The business operates a professional call center to promote advertising and resale brokerage services for the sale of campground memberships and vacation ownership intervals.
     A primary purpose of this acquisition was to consolidate most of the Company’s call center operations at this location. Overall call center activity improved in 2010 due in part to increased RV resort reservations and the rollout of new low cost membership products. The Company is evaluating the sale to a third party of the advertising and resale brokerage services. Alternatively, the Company may transfer these services to another subsidiary that operates a reciprocal use campground membership business or cease certain operations. The net income from the advertising and resale brokerage services in 2010 is expected to be approximately $0.3 million.
     In light of the Company and its Board of Director’s objective of full and transparent disclosure and due to the uncertainty in valuing the advertising and resale brokerage services, the Company has decided to recognize a non-cash charge for the goodwill allocated to the acquisition. As a result of the charge, fourth quarter net income will be reduced by approximately $3.6 million, or $0.10 per share. Excluding this item, the Company reiterates its previously announced 2010 and 2011 earnings guidance.
     This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•	our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our Properties (including those recently acquired);

•	our ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that we may acquire;

•	our assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of future acquisitions, if any, and timing with respect thereto and the effective integration and successful realization of cost savings;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional common stock;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Equity LifeStyle Properties, Inc. owns or has an interest in 307 quality properties in 27 states and British Columbia consisting of 110,984 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.